Exhibit 10.12(a)

ADDENDUM TO OFFER LETTER

This Addendum to Offer Letter (the “Addendum”) is made and entered into as of December 20, 2000 by and between Matt Landa (“Employee”) and Active.com, Inc., a Delaware corporation (“Employer”).

A.	Employee and Employer entered into an offer letter dated as of February 14, 2000 (the “Offer Letter”) and desire to Amend Section 4 to the Offer Letter.

NOW, THEREFOR, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Section 4 of the Offer Letter is added to include the following language:

4. Severance

If your employment is terminated by the Company, for any reason other than for Cause (as defined below) you will be entitled to receive your base salary, paid as though you were still employed by the Company for a period of 6 months following the date of your termination in installments in accordance with the Company’s normal payroll practices. You will not be entitled to any additional payments, salary, bonus or benefits. Cause is defined as (i) fraud, embezzlement or misappropriation by you involving the business or assets of the Company; (ii) the persistent and willful failure by you substantially to perform your duties and responsibilities to the Company, which failure continues after you receive written notice; (iii) failure to abide by the Company’s policies; or (iv) your conviction of a felony.

2. Except as expressly modified herein, the Offer Letter remains unchanged and shall be in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first above written.

Active.com Inc.

By:	/s/ David Alberga

Title:	Chief Executive Officer

The forgoing terms and conditions are hereby accepted:

Signed:	/s/ Matt Landa

Print Name:	Matt Landa

Date: